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                                                                    Exhibit 99.1


                           CONSENT OF MERRILL LYNCH

         We hereby consent to the use of our opinion letter dated June 16, 2002 to the Board of Directors of Dreyer's Grand Ice Cream, Inc. (the "Company") included as Annex F to the Proxy Statement/Prospectus which forms a part of Amendment No. 4 to the Registration Statement on Form S-4 of New December,
Inc. relating to the proposed exchange of each share of Company common stock (other than shares held in the treasury of the Company or by Nestle or its affiliate) for one share of Class A callable puttable common stock of New December, Inc. in the merger of December Merger Sub, Inc., a wholly owned subsidiary of New December, Inc., with and into the Company, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary," "The Transactions - Background of the Transactions," "The Transactions - Recommendation of the Dreyer's Board of Directors; Reasons of Dreyer's for the Transactions" and "The Transactions - Opinion of Dreyer's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                                        MERRILL LYNCH, PIERCE,
                                        FENNER & SMITH INCORPORATED



                                        By: /s/ Merrill Lynch, Pierce,
                                                Fenner & Smith Incorporated
                                            -------------------------------


February 13, 2003